SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14a INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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☐  Soliciting Material Pursuant to Rule 14a-12

Magellan Petroleum Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGELLAN ANNOUNCES DATE OF
ANNUAL MEETING; COMMENCES MAILING
OF PROXY MATERIALS
PORTLAND, Maine — April 17, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) (“Magellan” or the “Company”) announced that the Company’s 2008 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on May 27, 2009, at 1:00 P.M., local time at the Raleigh-Durham Airport Courtyard by Marriott Hotel, 2001 Hospitality Court, Morrisville, NC 27560 (telephone: 919-467-9444). This is a new location from prior years. The record date for determination of shareholders entitled to vote at the meeting is April 6, 2009.
Magellan filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on February 11, 2009, which was amended on April 8, 2009, in connection with the election of one director and the other business described below. Earlier today, Magellan filed with the SEC its definitive proxy materials in connection with the Annual Meeting. The Company anticipates that its definitive proxy materials will first be mailed out to shareholders on or about April 21, 2009.
At the Annual Meeting, shareholders will be asked to consider the following items of business: (1) to elect William H. Hastings, the Company’s President and CEO, as a director of the Company; (2) to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to repeal the “per capita” voting requirements of Article 12th and 14th , which will have the effect of adopting one-share, one-vote for all matters for which shareholders are required to vote under Delaware law; (3) to approve an amendment to the Restated Certificate to repeal Article 13th, the “super majority” voting provisions of the Restated Certificate; (4) to approve a $10 million equity investment in the Company through the issuance of 8,695,652 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and warrants to acquire 4,347,826 shares of Common Stock to Young Energy Prize S.A. (“YEP”); and (5) to approve an amendment and restatement of the Company’s 1998 Stock Option Plan; and (6) to ratify the appointment of the Company’s independent auditors for the fiscal year ending June 30, 2009.
Magellan’s President and Chief Executive Officer, William H. Hastings said, “Magellan Petroleum’s Annual Meeting will be held next month — specifically, the 27th of May. This will, arguably, be among the most active and important Meetings in the Company’s recent history. I joined Magellan in mid-December 2008 during difficult times. Since that period, we have focused on material and essential activity toward securing the Company’s future and have gained the support of several key shareholders and interested parties; including ANS Investments LLC and Jonah Meer. While continued hard work is necessary, we ask that you support the new corporate governance improvements, the YEP equity financing transaction and the other critically important proposals. I look forward to the Annual Meeting and to reviewing, in depth, our growth plans with Company shareholders.”
Important Information
Shareholders are urged to read the Company’s definitive proxy materials relating to the Annual Meeting because they contain important information. Shareholders may obtain the definitive proxy materials free of charge at the SEC’s website, www.sec.gov, at the Company’s website, www.magpet.com and at www.readmaterial.com/mpet. In addition, copies of the definitive proxy materials will be made available for free to any Magellan shareholder who makes a request to the Company’s officers listed below.
Magellan and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the names and interests of these persons in connection with the Annual Meeting has been included in the Company’s definitive proxy materials, filed with the SEC earlier today.
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For further information, please contact:

Magellan:	William H. Hastings, President and CEO, at (207) 776-5616
Daniel J. Samela, Chief Financial Officer, at (860) 293-2006
Forward- Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and Magellan Petroleum Australia Limited (“MPAL”) may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the likelihood and timing of the closing of the YEP investment transaction, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.